UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2018

Celgene Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34912	22-2711928
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

86 Morris Avenue

Summit, New Jersey 07901

(Address of principal executive offices, including zip code)

(908) 673-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

See Item 2.03 below.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet A rrangement of a Registrant.

Celgene Corporation (the “Company”) entered into an Amended and Restated Credit Agreement, dated as of April 25, 2018 (the “Agreement”), with the financial institutions parties thereto (the “Lenders”) and Citibank, N.A., as administrative agent for the Lenders.

The Agreement amends and restates the Company’s existing senior unsecured revolving credit facility to, among other things, extend the term of the credit facility to April 25, 2023 from April 17, 2022 (as so amended, the “Credit Facility”).

Subject to certain conditions, the Company has the right to increase the amount of the Credit Facility (but in no event more than one time per annum), up to a maximum aggregate amount of $2.25 billion.

The amounts available under the Credit Facility may be borrowed in U.S. dollars for working capital, capital expenditures and other lawful corporate purposes. No proceeds from the Credit Facility were drawn down as of the date of the Agreement.

Borrowings under the Credit Facility will bear interest at a rate per annum equal to (i) the Base Rate, a fluctuating rate equal to the highest of (x) Citibank, N.A.’s Base Rate, (y) the Federal Funds Rate plus 0.50% and (z) one-month LIBOR plus 1.00%, plus the Applicable Margin, or (ii) the Eurodollar Rate, a periodic fixed rate equal to LIBOR, plus the Applicable Margin. The Applicable Margin is determined based on a pricing grid and is dependent on the Company’s public debt ratings.

The Agreement also requires payment to the Lenders of certain customary fees, which fees are also based on a pricing grid and dependent on the Company’s public debt ratings. Voluntary prepayments of advances may be paid without penalty, with advance notice of prepayment required for Eurodollar Rate advances only.

The Agreement contains affirmative and negative covenants that the Company believes are usual and customary for senior unsecured credit facilities, including certain financial maintenance covenants.

The Agreement’s negative covenants include, among other things, limitations (each of which is subject to customary exceptions for financings of this type) on the ability of the Company and its subsidiaries to:

•	incur liens;

•	merge;

•	in the case of the subsidiaries only, to incur debt; and

•	change the nature of their businesses in a material manner.

The Agreement also contains customary events of default (subject to grace periods, as appropriate), including among others: nonpayment of principal, interest, fees or other amounts; representations or warranties materially incorrect; failure to comply with covenants; cross-default to payment default on principal aggregating $200,000,000, or other events accelerating such debt; failure to pay a final judgment or court order in excess of $200,000,000 in the aggregate; bankruptcy, liquidation, or the appointment of a receiver or similar official or institution of any such proceeding if not dismissed; failure to comply with ERISA; or change of control of the Company.

A copy of the Agreement is attached hereto as Exhibit 10.1, and is incorporated herein by reference. The description of the Agreement is a summary only and is qualified in its entirety by the terms of the Agreement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of April 25, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELGENE CORPORATION

Date: April 30, 2018	By:	/s/ Peter N. Kellogg Peter N. Kellogg
Executive Vice President and Chief Financial Officer